EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160002, 33-59080, 333-62739,  333-138245 and 333-206244) on Form S-8 of Minerals Technologies Inc. of our reports dated February 19, 2016, with respect to the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Minerals Technologies Inc.

/s/ KPMG LLP

New York, New York
February 19, 2016